Exhibit 99.1

Contacts:

Larry G. Stambaugh	Aline Schimmel (Investors)
Chairman, President and CEO	Burns McClellan
Anthony E. Altig	(212) 213-0006
Chief Financial Officer	Sean Collins (Media)
David Walsey	Valerie Bent (Media)
Sr. Director Corporate Communications	Coffin Communications Group
(858) 453-4040	(818) 789-0100

MAXIM PHARMACEUTICALS ANNOUNCES
2004 THIRD QUARTER FINANCIAL RESULTS

SAN DIEGO, Calif., August 3, 2004 — Maxim Pharmaceuticals, Inc. (Nasdaq NM: MAXM, SSE: MAXM) today announced results for the quarter ended June 30, 2004, the third quarter of its 2004 fiscal year.  The net loss for the quarter totaled $11.7 million, or $0.41 per share, compared to a net loss of $12.4 million, or $0.53 per share, for the prior-year third quarter.

For the nine months ended June 30, 2004, the net loss totaled $30.5 million or $1.08 per share, compared to a net loss of $32.7 million or $1.40 per share for the same period in the prior year.  The decrease in net loss for the nine months ended June 30, 2004, primarily resulted from an increase in collaboration and research revenue related to the Company’s license agreement with Myriad Genetics.

The Company had cash, cash equivalents and investments totaling $65.1 million at June 30, 2004.  Maxim used net cash of $9.8 million in its operations during the quarter ended June 30, 2004 compared to $9.8 million used in operations for the same period in the prior year.

“We are happy to report significant progress during the quarter including the announcement of positive clinical results from our phase 3 trial of Ceplene™ as a remission therapy for patients suffering from acute myeloid leukemia,” said Anthony E. Altig, Maxim’s Chief Financial Officer.  “Additionally, with the appointment of Richard A. Mafrica as Vice President of Commercialization, we strengthened Maxim’s management team in preparation for the commercialization of our first drug.”

Maxim Overview

Maxim Pharmaceuticals is a global biopharmaceutical company with a diverse pipeline of therapeutic candidates for life-threatening cancers and liver diseases. Maxim’s research and development programs are designed to offer hope to patients by developing safe and effective therapeutic candidates that have the potential to extend survival while maintaining quality of life.

Maxim’s lead drug candidate Ceplene™ (histamine dihydrochloride) is designed to prevent or inhibit oxidative stress, thereby reversing immune suppression and protecting critical immune cells. In November 2003, Maxim filed an application for market authorization in Europe for approval to market Ceplene for the treatment of advanced malignant melanoma. Ceplene is currently being tested in a Phase 3 cancer clinical trial for advanced malignant melanoma with liver metastasis.  Phase 2 trials of Ceplene are also underway for the treatment of hepatitis C and advanced renal cell carcinoma.  In April 2004, Maxim announced the initiation of a treatment protocol allowing the Company to bring Ceplene to patients suffering from advanced malignant melanoma while we continue our ongoing Phase 3 trial in this life-threatening disease.  Maxim is also developing an oral formulation of histamine for the potential treatment of chronic liver diseases.  More than 2,000 patients from 20 countries have participated in 17 completed and ongoing clinical trials of Ceplene.

In addition to Ceplene, Maxim is developing small-molecule inhibitors and activators of programmed cell death, also known as apoptosis, which may serve as drug candidates for cancer, cardiovascular disease and other degenerative diseases. Ceplene and the apoptosis inducers are investigational drugs and have not been approved by the U.S. Food and Drug Administration (FDA) or any international regulatory agency.

This news release contains certain forward-looking statements that involve risks and uncertainties. Such forward-looking statements include statements regarding the efficacy, safety and intended utilization of Ceplene, and the apoptosis inducers, and the conduct, results and timelines associated with the Company’s clinical trials. Such statements are only predictions and the Company’s actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include the risk that products that appeared promising in early research and clinical trials do not demonstrate safety or efficacy in larger-scale clinical trial, the risk that the Company will not obtain approval to market its products, and the risk that the Company may not obtain necessary financing. These factors and others are more fully discussed in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Note:  The Maxim logo is a trademark of the Company.

Editor’s Note:  This release is also available on the Internet at http://www.maxim.com.

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(Table follows)

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MAXIM PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30		Nine Months Ended June 30
	2004	2003	2004	2003

Collaboration and research revenue	$801	$1,300	$3,493	$2,341

Operating expenses:
Research and development	9,883	11,583	27,578	29,812
Business development and marketing	1,086	360	2,377	1,078
General and administrative	1,836	2,255	5,191	6,102
Total operating expenses	12,805	14,198	35,146	36,992

Loss from operations	(12,004)	(12,898)	(31,653)	(34,651)

Other income (expense):
Investment income	340	546	1,217	2,038
Interest expense	(14)	(31)	(56)	(98)
Other income (expense)	—	2	3	19
Total other income	326	517	1,164	1,959

Net loss	$(11,678)	$(12,381)	$(30,489)	$(32,692)

Basic and diluted net loss per share of common stock	$(0.41)	$(0.53)	$(1.08)	$(1.40)

Weighted average shares outstanding	28,282,906	23,341,034	28,100,889	23,327,660

SELECTED BALANCE SHEET INFORMATION (Unaudited)

	June 30, 2004	September 30, 2003

ASSETS
Cash, cash equivalents and investments	$65,064	$94,829
Total assets	77,398	107,347
Long-term liabilities	196	828
Stockholders’ equity	67,133	95,237

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